March 27, 2009

Catalyst Funds

630 Fitzwatertown Road

Building A, 2nd Floor

Willow Grove, PA 19090

Re: Catalyst Funds, File Nos. 333-132541 and 811-21872

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 20 to the Catalyst Funds' Registration Statement (the “Registration Statement”). We hereby give our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 22 to the Registration Statement (the “Amendment”).  We also consent to all references to us in the Amendment.

Very truly yours,

/s/

THOMPSON HINE LLP